Exhibit  99.1

Staffing 360 Solutions Announces CFO Transition

NEW YORK, September 16, 2019 - Staffing 360 Solutions, Inc. (NASDAQ: STAF), a company executing an international buy-integrate-build strategy through the acquisition of staffing organizations in the United States and the United Kingdom, today announced that David Faiman, Chief Financial Officer (CFO), will be leaving the Company by December 31, 2019 and will assist in the orderly transition of his CFO responsibilities.

Brendan Flood, Chairman and Chief Executive Officer, said, “After more than three years of trusted partnership, David has been an instrumental part of the management team that has taken the Company’s revenues from approximately $100 million to today’s $300 million, including four acquisitions. During David’s tenure, we have refinanced the entire business. On behalf of our team and our Board of Directors, we thank him for his service and wish him well in his future endeavors.”

Flood continued, “We have begun the search for a successor who will work to help us achieve our previously stated goal of generating $500 million in profitable revenues. We are well positioned with a strong operational and financial foundation to continue to achieve our strategic goals and create shareholder value,” concluded Flood.

About Staffing 360 Solutions, Inc.

Staffing 360 Solutions, Inc. is engaged in the execution of an international buy-integrate-build strategy through the acquisition of domestic and international staffing organizations in the United States and United Kingdom. The Company believes that the staffing industry offers opportunities for accretive acquisitions that can drive profitable annual revenues to $500 million. As part of its targeted consolidation model, the Company is pursuing acquisition targets in the finance and accounting, administrative, engineering, IT, and Light Industrial staffing space. For more information, please visit: www.staffing360solutions.com. Follow Staffing 360 Solutions on Facebook, LinkedIn and Twitter.

Forward-Looking Statements

This press release contains forward-looking statements, which may be identified by words such as "expect," "look forward to," "anticipate" "intend," "plan," "believe," "seek," "estimate," "will," "project" or words of similar meaning. Although Staffing 360 Solutions, Inc. believes such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Actual results may vary materially from those expressed or implied by the statements herein, including the goal of achieving annualized revenues of $500 million, due to the Company’s ability to successfully raise sufficient capital on reasonable terms or at all, to consummate additional acquisitions, to successfully integrate newly acquired companies, to organically grow its business, to successfully defend potential future litigation, changes in local or national economic conditions, the ability to comply with contractual covenants, including in respect of its debt, as well as various additional risks, many of which are now unknown and generally out of the Company’s control, and which are detailed from time to time in reports filed by the Company with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K. Staffing 360 Solutions does not undertake any duty to update any statements contained herein (including any forward-looking statements), except as required by law.

Investor Relations Contact:
Harvey Bibicoff, CEO
Bibicoff + MacInnis, Inc.
818.379.8500  harvey@bibimac.com